Form 3 — Joint Filer Information
Exhibit 99-2

Name:	American Life Insurance Company, Japan Branch*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson MLP Investment Company (“KYN”)
Date of Event Requiring Statement:	May 26, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Associate General Counsel
* American Life Insurance Company, Japan Branch as a direct owner/purchaser of $5,000,000 3.71% Series V Senior Unsecured Note Due May 26, 2016 by MetLife Investment Advisors Company, LLC, the investment adviser.